To Whom It May Concern:

We hereby consent to the use in the Offering Circular of Emaginos, Inc. on Form 1-A pursuant to Regulation A that was filed on or about November 25, 2020, of our Report of Independent Registered Public Accounting Firm, dated November 24, 2020, on the balance sheets of Emaginos, Inc. as of December 31, 2019 and 2018, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, which appear in such Offering Circular.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah
(a dba of Heaton & Company, PLLC)
Farmington, Utah
November 25, 2020